Exhibit 10.2

AMENDMENT No. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of January 3, 2016 (the "Effective Date"), by and between BKFS I MANAGEMENT, INC., a Delaware corporation (the "Company"), and TONY OREFICE (the "Employee") and amends that certain Employment Agreement dated as of January 3, 2014 and Amendment to Employment Agreement dated as of September 2, 2014 (collectively, the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 3 of the Agreement is deleted and the following shall be inserted in lieu thereof: “Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the "Employment Term"). The Employment Term shall be extended automatically for one (1) additional year on the second anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated.”
IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

BKFS I MANAGEMENT, INC. By: /s/ Michael L. Gravelle Its: Executive Vice President, General Counsel and Corporate Secretary
TONY OREFICE /s/ Tony Orefice